Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-195850 on Form S-4 of our reports dated March 7, 2014, relating to (1) the 2013 financial statements and the retrospective adjustments to the 2012 and 2011 financial statement disclosures of Media General, Inc. and subsidiaries (the “Company”) and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013 and to the reference to us under the heading "Experts" in the Joint Proxy/Prospectus, which is part of such Registration Statement.

 /s/ Deloitte & Touche LLP

Richmond, VA

July 21, 2014